Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
BankUnited, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-260476) on Form S‑3ASR and (Nos. 333‑172035, 333‑179800, 333‑188925, 333‑190586, 333‑192222, 333‑197808, and 333-261122) on Form S‑8 of our report dated February 26, 2021, with respect to the consolidated financial statements of BankUnited, Inc.

/s/KPMG LLP
Charlotte, North Carolina
February 24, 2022